UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                ----------------

                                 SCHEDULE 13G/A
                                (Rule 13d-101)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
            RULE 13d-2(a) UNDER THE SECURITIES EXCHANGE ACT OF 1934

                             (Amendment No. 1)*


                           Alliant Techsystems Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                 Common Stock, par value $0.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                  018804104
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                               December 7, 2001
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

[ ] Rule 13d-1(b)
[X] Rule 13d-1(c)
[ ] Rule 13d-1(d)

CUSIP No. 018804104


________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Blount International, Inc./63-0780521
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [ ]
                                                                 (b)  [x]

________________________________________________________________________________
3    SEC USE ONLY
________________________________________________________________________________
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
________________________________________________________________________________
               5    SOLE VOTING POWER

  NUMBER OF
                         0 shares
   SHARES      _________________________________________________________________
               6    SHARED VOTING POWER
BENEFICIALLY

  OWNED BY               0 shares
               _________________________________________________________________
    EACH       7    SOLE DISPOSITIVE POWER

  REPORTING
                         0 shares
   PERSON      _________________________________________________________________
               8    SHARED DISPOSITIVE POWER
    WITH

                         0 shares
________________________________________________________________________________
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     0 shares of common stock
________________________________________________________________________________
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]
________________________________________________________________________________
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     0.0%
________________________________________________________________________________
12   TYPE OF REPORTING PERSON*

     HC
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 018804104


________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Blount, Inc./63-0593908
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [ ]
                                                                 (b)  [x]
________________________________________________________________________________
3    SEC USE ONLY
________________________________________________________________________________
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
________________________________________________________________________________
               5    SOLE VOTING POWER

  NUMBER OF
                         0 shares
   SHARES      _________________________________________________________________
               6    SHARED VOTING POWER
BENEFICIALLY

  OWNED BY               0 shares
               _________________________________________________________________
    EACH       7    SOLE DISPOSITIVE POWER

  REPORTING
                         0 shares
   PERSON      _________________________________________________________________
               8    SHARED DISPOSITIVE POWER
    WITH

                         0 shares
________________________________________________________________________________
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     0 shares of common stock
________________________________________________________________________________
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]
________________________________________________________________________________
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     0.0%
________________________________________________________________________________
12   TYPE OF REPORTING PERSON*

     CO
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1,(a)  Name of Issuer:

            Alliant Techsystems Inc.

Item 2,(b)  Address of Issuer's Principal Executive Offices:

            5050 Lincoln Drive, Edina, MN 55436


Item 2.(a)  Name of Person Filing:

            Blount International, Inc.

Item 2.(b)  Address of Principal Business Office or, if none, Residence:

            4520 Executive Park Drive
            Montgomery, Alabama 36116-1602

Item 2.(c)  Citizenship:

            Delaware

Item 2.(d)  Title of Class of Securities:

            Common Stock, par value $0.01 per share

Item 2.(e)  CUSIP Number:

            018804104


Item 3.     Not applicable


Item 4.     Ownership:

            See cover pages

Item 5.     Ownership of Five Percent or Less of a Class:

If this statement is being filed to report the fact that as of the date hereof the person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].


Item 6.     Ownership of More than Five Percent on Behalf of Another Person:

                                             Not applicable


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person:

                                             See Attachment I


Item 8.     Identification and Classification of Members of the Group:

Lehman Brothers Holdings Inc. ("Lehman") and certain of its affiliates directly or indirectly beneficially own a majority of the common stock of Blount International, Inc. Reference is made to the Form 3 filed by Lehman and certain of its affiliates dated as of August 20, 1999, as amended, and the
Schedule 13D filed by Lehman and certain of its affiliates dated as of August 20, 1999, as amended. Under the applicable rules of the Securities and Exchange Commission, Lehman and these affiliates may be deemed to be beneficial owners of the securities reported herein.

The Reporting Persons do not affirm the existence of a group with Lehman and its affiliates.


Item 9.     Notice of Dissolution of Group:

                                             Not applicable

Item 10.    Certification:

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                                   SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                        12/14/01
                                        ---------------------------------------
                                                         (Date)


                                                /s/ Richard H. Irving, III
                                        ---------------------------------------
                                                       (Signature)
                                        Richard H. Irving, III
                                        Secretary and Senior Vice President
                                        Blount International, Inc.


     The undersigned persons, on December 12, 2001, agree and consent to the joint filing on their behalf of this Schedule 13G in connection with their beneficial ownership of the Common Stock of Alliant Techsystems Inc. as of December 7, 2000.

Blount International, Inc.


By  /s/ Richard H. Irving, III
   -----------------------------
   Richard H. Irving, III
   Secretary and Senior Vice President
   Blount International, Inc.

Blount, Inc.


By  /s/ Richard H. Irving, III
   -----------------------------
   Richard H. Irving, III
   Secretary and Senior Vice President
   Blount, Inc.

Attachment I

     Pursuant to instructions in Item 7 of Schedule 13G, this Attachment has been prepared to identify Blount, Inc. as the relevant subsidiary of Blount International, Inc.

     Blount, Inc. is the actual owner of the 3,048,780 shares of Alliant Techsystems Inc.'s common stock reported herein and is the wholly-owned subsidiary of Blount International, Inc.





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